                                                       CERTAIN CONFIDENTIAL
                                                       MATERIAL CONTAINED IN
                                                       THIS DOCUMENT, MARKED BY
                                                       BRACKETS, HAS BEEN
                                                       OMITTED AND FILED
                                                       SEPARATELY WITH THE
                                                       SECURITIES AND EXCHANGE
                                                       COMMISSION PURSUANT TO
                                                       RULE 24b-2 OF THE
                                                       SECURITIES EXCHANGE ACT
                                                       OF 1934, AS AMENDED.


                                SECOND AMENDMENT

     This constitutes the Second Amendment to the Research, Development and License Agreement (the "Agreement") entered into between Ono Pharmaceutical Co., Ltd., ("Ono") and Cortech, Inc., ("Cortech") as of March 8, 1995. The provisions of this Second Amendment shall become effective upon its completed execution.

     Whereas, Ono and Cortech wish to modify certain provisions of the Agreement, including the First Amendment, in order to facilitate their collaboration and better serve the accomplishment of their mutual objectives,

     Now, Therefore, in consideration of the foregoing, Ono and Cortech agree that the Agreement is hereby modified by incorporation of the following provided additions, changes and deletions:

     1. The First Amendment is entirely superseded and replaced by this Second Amendment, and, accordingly, subsequent to such time as this Second Amendment becomes effective as provided herein, the First Amendment shall have no further operation or effect.

     2. The definition of "BACK-UP COMPOUND" as previously operative under the Agreement is understood and agreed to be removed from the Agreement, along with all instances of that term's employment in connection with the Agreement as formerly provided under the First Amendment.

     3. The definition of "CORTECH KNOW-HOW" as previously operative under the Agreement is superseded and replaced by the following new definition:

     "CORTECH KNOW-HOW" shall mean any information or data not otherwise generally known which are necessary for Ono to manufacture, use, develop, sell or seek approval to market any Licensed Compound, including but not limited to Developed Compound, as an ingredient of Products, in which Cortech has an ownership or licensable interest, all as is presently in the possession of Cortech and which may come into Cortech's possession prior to any completion, termination or other cessation of the Project.

     4. The definition of "CORTECH PATENT RIGHTS" as previously operative under the Agreement is superseded and replaced by the following new definition:

     "CORTECH PATENT RIGHTS" shall mean (i) all U.S. and foreign patents and patent applications which contain claims covering or directed to any Licensed Compound, including but not limited to Developed Compound, which are owned by Cortech as sole or joint owner or under which Cortech has licensable rights as of the Effective Date, or as of the completion, termination or other cessation of the Project, as the case may be, and (ii) any division, continuation or continuation-in-part of any such patents and patent applications, including any reissue, reexamination or extension of the patent, any extended or restored term, and any confirmation patent, registration patent or addition.

     5. The definition of "DEVELOPED COMPOUND" as previously operative under the Agreement is superseded and replaced by the following new definition:

     "DEVELOPED COMPOUND" shall mean (i) the orally active NEI, developed in accordance with and within the specified scope of the Project, to be accepted for further development by Ono from among Licensed Compounds at the conclusion of the Project, or, in the alternative, (ii) a Licensed Compound that Ono has formally elected, as herein provided, to designate as Developed Compound in substitution for a previously designated Developed Compound.

     6. "LICENSED COMPOUND" shall mean any particular orally active NEI, discovered in accordance with and within the specified scope of the Project, that (i) substantially satisfies the criteria developed by the Evaluation Committee to identify appropriate candidates for selection as a Developed Compound, and (ii) Ono formally elects to designate as such by notice to Cortech at any time during the Project or within ninety (90) days following conclusion of the Project.

     7. The definition of "PRODUCT" as previously operative under the Agreement is superseded and replaced by the following new definition:

     "PRODUCT" shall mean any pharmaceutical preparation in a finished packaged dosage form suitable for oral administration to patients that contains any Licensed Compound as the sole active ingredient or that contains an approved-as-safe mixture of any Licensed Compound along with one or more other therapeutically active ingredients first approved as safe and effective for use in single formulation.

     8. Article 3.2 of the Agreement, under the heading "Cortech's Reporting Responsibility", is hereby modified in its entirety as follows:

     During the first two years of the Project, Cortech shall provide Ono with
(i) a quarterly progress report of the Project within thirty (30) days after the end of each quarter during the term of the Project, beginning with the completion of the first quarter after the Project Commencement Date and (ii) an annual report of the Project, which may also serve in lieu of a separate quarterly report hereunder with respect to the last quarter its period includes, within thirty (30) days after each anniversary of the Project Commencement Date during the term of the Project.

     During the third year of the Project, Cortech shall provide Ono with (i) a research report of the Project within thirty (30) days after termination of Cortech's research responsibilities as delineated in Exhibit A and (ii) an overall final research report within thirty (30) days after termination of the Project. Such reports shall include information detailing basic progress of the Project in the context of the prepared Project Goals set forth in Exhibit A, and shall include disclosure of the chemical structures of compounds newly synthesized by Cortech pursuant to the Project to the extent Cortech has completed IN VITRO


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and IN VIVO testing of such new compounds at the time of a report's preparation.
Such overall final research report shall include information detailing, if any, additional research work performed by Cortech with regard to orally active NEIs beyond the period of its research responsibilities during the term of the Project. Ono shall provide Cortech with an overall final research report within thirty (30) days after termination of the Project. This report shall include information detailing basic progress of the Project in the context of the prepared Project Goals set forth in Exhibit A and will include disclosure of the chemical structures of compounds newly synthesized by Ono reflecting modifications made by Ono based on or relating to Cortech Know-how or Cortech Patent Rights. During the first two years of the Project, Cortech shall also submit to Ono an annual statement of account within thirty (30) days after the end of each calendar year. During the third year of the Project, Cortech shall submit to Ono a statement of account within thirty (30) days after the end of Cortech's research responsibilities as outlined in Exhibit A. All reports by Cortech to Ono and Ono to Cortech, as well as oral and written disclosures by Cortech in connection with the subject matter of such reports, shall be subject to the provisions of Article 6.

     9. Article 4.1 of the Agreement, under the heading "License", is hereby modified to provide in its entirety as follows:

          (a)  Subject without qualification to the limited term provided in
Article 4.1(c) as applicable with respect to all Licensed Compounds other than Developed Compound, Cortech grants to Ono an exclusive, royalty-free, nontransferable license within the Territory, with the right to grant sublicenses, under Cortech Know-how and Cortech Patent Rights to make, have made, use and sell any Licensed Compound as an ingredient of Products to be developed by Ono in the Territory. The term of such license is subject to termination as provided in this Agreement; provided, however, that, unless and except as earlier terminated by application of the provisions of this Agreement, with respect to Developed Compound as finally identified at the conclusion of the Alternative Selection Period hereinafter defined such license shall become a perpetual, exclusive, and fully paid-up license after expiration of all issued and pending Cortech Patent Rights (i.e., after expiration of all patents within Cortech Patent Rights that have issued). It is understood and agreed that, while Ono shall possess certain rights permitting the substitution of a Licensed Compound as Developed Compound in place of a previously designated Developed Compound pursuant to Article 4.1(b), in no event shall more than one compound be simultaneously designated as a Developed Compound.

          (b) Upon the condition that Ono first designates a Developed Compound from among Licensed Compounds by its acceptance of such compound for further development beyond the Project, for a period of three years following expiration of the three year term of the Project (the "Alternative Selection Period"), Ono shall have the right upon its sole election to substitute any other Licensed Compound as Developed Compound hereunder in the place of the previously designated Developed Compound. No payment beyond the funding provided under this Agreement shall be required of Ono in order to effect such election. During the Alternative Selection Period, Cortech shall not grant to any third party in the Territory any rights or license to develop or commercialize as pharmaceutical products any NEI that is discovered in accordance with and within the scope of the Project.

          (c) The term of the license granted hereinabove as applicable to Licensed Compound(s), other than the finally designated Developed Compound, shall terminate in all respects at the conclusion of the Alternative Selection Period, subsequent to which time only Developed Compound as such is designated at the conclusion of the Alternative Selection Period shall continue as subject to the license granted by provision of this Article 4, unless and except as such may otherwise be terminated.

      10. Article 4.3 of the Agreement, under the heading "Ono's Preclinical Data", is hereby modified to provide in its entirety as follows:

     Ono shall, upon Cortech's request, make available to Cortech preclinical data and other information that Ono develops or shall come to possess in relation to any Licensed Compound, including but not limited to Developed Compound, and/or Product(s), and Cortech shall have the right to use such preclinical data and other information in connection with the development, registration and commercialization of Product(s) outside the Territory. In the event that Cortech and/or a Western Partner uses any preclinical data generated by Ono pursuant to the Project, if and to the extent that such data contributes to the development and/or registration of any Product in Europe and/or North America by serving substantially in place of comparable data (and thereby avoiding most of the expense that would otherwise necessarily have been incurred had Cortech or its Western Partner generated such data) which Cortech or its Western Partner would otherwise have been required to generate for the same purpose; THEN Cortech will, at it sole option, either

          (a) promptly following such use pay Ono [---*---] of the documented reasonable and customary expenses incurred by Ono in generating the data used in the manner described above, or

          (b) subject to the following stated limitations, pay to Ono [---*---] of amounts as and when received by Cortech from the Western Partner in the form of license fees, milestone payments and/or royalties in relation to Product rights in Europe and/or North America; PROVIDED HOWEVER, that

               (i) Ono shall in no event be entitled to receive any portion of amounts paid to Cortech by its Western Partner in consideration of, or reimbursement for, expenses incurred, or to be incurred, by or on behalf of Cortech, and

               (ii) the aggregate total of payments to Ono pursuant to this
Article IV shall not exceed the lesser of (i) [---*---] or (ii) [---*---] the documented reasonable and customary expenses incurred by Ono in generating the data used as described hereinabove.

     11. Article 5.1 of the Agreement, under the heading "Ownership", is hereby modified in its entirety to provide as follows:

          (a) Cortech shall own the entire right, title and interest in all inventions, discoveries, improvements and other technology, whether or not patentable, made or conceived during the three year term of the Project by or for Cortech, Ono or both (i)

                                               * CONIDENTIAL TREATMENT REQUESTED
within the scope of the Project or as a result of the Project, or (ii) based on information disclosed in confidence to Ono by Cortech in connection with this Agreement, and such inventions, discoveries, improvements and other technology shall be considered a part of the Cortech Patent Rights or Cortech Know-how, as the case may be. Ono shall promptly disclose to Cortech the making, conception or reduction to practice of any invention, discovery, improvement or other technology made or conceived by or for Ono that is subject to the provision of this Article 5.1(a), and all such inventions, discoveries, improvements and other technologies shall be assigned to Cortech as reasonably requested to effectuate the purpose of this article. For the purpose of applying this
Article 5.1(a), it is understood that inventions, discoveries, improvements or other technology made or conceived by or for Ono outside the scope of and not resulting from the Project shall not be deemed to have been based on information disclosed to Ono in confidence by Cortech in connection with this Agreement if Ono can prove by contemporaneous, written records that such invention, discovery, improvement or other technology was so made or conceived based solely on information already known to Ono prior to the receipt by Ono of such information from Cortech. In the event Cortech discloses information to Ono in confidence which Ono already possesses other than through disclosure from Cortech, Ono will promptly notify Cortech of such prior possession and, upon request, provide its documented verification thereof.

          (b) Subject to the provision of Article 5.1(a), Ono shall own the entire right, title and interest in all discoveries, improvements and other technology, whether or not patentable, made or conceived solely by or for Ono based on its own patent rights, know-how or other confidential information.

          (c) Ono shall promptly disclose to Cortech any improvement or modification which Ono may make to any Licensed Compound(s), including Developed Compound, or to any other compound that incorporates or is based on structures or other information disclosed by Cortech to Ono in connection with this Agreement. In the event Ono, independently of Cortech and subsequent to the term of the Project, first makes such improvement or modification, ownership of any proprietary interest therein shall be jointly held by Ono and Cortech, and Ono shall have exclusive rights to make, use and sell such improved or modified compound (the "Improved Compound") in the Territory, and Cortech and/or its Western Partner shall have exclusive rights to make, use and sell the Improved Compound outside the Territory. Cortech shall reasonably compensate Ono for Cortech's sale of product(s) containing Improved Compound which is covered by a patent claiming Ono's improvement or modification, other than such claim as shall be included within Cortech Patent Rights, provided, however, that it is understood and agreed between the parties that such compensation shall not become due with respect to any improvement or modification conceived during the term of the Project, and, provided further, that rights to any such improvement or modification conceived during the term of the Project shall be deemed to have arisen within the scope of the Project and, therefore, be subject to the provision of Article 5.1(a). Any compensation to which Ono makes a proper claim under this provision shall be determined on the basis of good faith negotiations taking into account the nature and expense of Ono's contribution to the improvement or modification.

          (d) Neither party shall be obligated to engage in any joint improvement or inventive or discovery activity with the other, or devote any resources that may otherwise lead to joint inventions, discoveries, improvements or other technology.

     12. Article 5.2 of the Agreement, under the heading "Patent Prosecution", is hereby modified to provide in its entirety as follows:

          (a) As long as it remains commercially justifiable, Cortech shall prepare, file, prosecute and maintain in the Territory those Cortech Patent Rights subject to the license granted to Ono under Article 4.1 above. If Cortech determines that it is no longer commercially justifiable to so prepare, file, prosecute or maintain any particular Cortech Patent Rights, Cortech shall consult with Ono regarding same. Ono shall be copied on relevant correspondence between Cortech and its patent attorneys with respect to preparation, prosecution and maintenance of such patent applications filed in the Territory, and in return, Ono shall provide to Cortech relevant data concerning preclinical and clinical development of Products in accordance with Article 3.4 above and advice with respect to filing, prosecution and maintenance of patent applications in the Territory as reasonably requested by Cortech to assist in successful prosecution and maintenance of Cortech Patent Rights. As long as Ono retains exclusive and royalty-free rights to the license granted in Article 4.1 in the Territory, Ono shall reimburse Cortech for all reasonable expenses incurred by Cortech in association with the patents and patent applications of the Cortech Patent Rights which specifically cover the Licensed Compounds. Such reimbursement by Ono shall be made upon receipt from Cortech, after Ono's selection of the Developed Compound at the conclusion of the Project, of an itemized invoice specifying all expenses incurred for preparing, filing and prosecuting patent applications as well as maintaining issued patents for Licensed Compounds, including, but not limited to, Developed Compound.

          (b) Except in circumstances where a valid assignment of this Agreement has been effected subject to its Article 12, in the event of Cortech's bankruptcy, liquidation or dissolution, other than such as may occur in connection with a merger or consolidation with another company also as provided in Article 12 of the Agreement, Ono shall have the right within the Territory to undertake the filing of patent applications and to maintain the patent rights for any invention, discovery or improvement made by Ono in relation to the Licensed Compounds, including but not limited to Developed Compound.

          (c) For so long as Ono retains in good standing an exclusive and royalty-free license in the Territory with respect to Licensed Compound(s) as provided under Article 4.1 of the Agreement, Ono may register, as appropriate with the Japanese Patent Office under Article 77 of the Patent Law of Japan, the Senyou Jissiken specifying such license under the Cortech Patent Rights, as it is provided in Article 4.1, including the right to sublicense as therein granted, and Cortech or its successor shall upon request sign legal documents reasonably and appropriately required for such purposes. It is understood and agreed that registration as provided above shall be maintained and be applicable only as to the final Developed Compound after expiration of the Alternative Selection Period, and that the registration permitted hereunder will in no respect operate to expand Ono's rights under the Agreement or to effect Cortech's rights or duties under the Agreement or otherwise in any manner that might be detrimental to Cortech or its interests.

     13. Article 5.3(d) of the Agreement, under the heading "Infringement by a Third Party", is hereby modified to provide in its entirety as follows:

      If Cortech declines to bring suit, Ono may file an infringement action in its name or on behalf of Cortech where necessary, at its own expense, and Cortech shall give all reasonable assistance to Ono with respect to patent and legal questions. In such case, Ono shall be the sole recipient of the proceeds of any recovery, provided that Ono shall indemnify Cortech against any documented expenses or liabilities, incurred by Cortech, relating to the relevant proceedings, excluding however any and all expenses or liabilities relating to the defense by Cortech of any claim that may be brought against Cortech in connection with such proceedings, but not excluding expenses and liabilities associated with patent invalidity, infringement or enforceability claims relating to any Licensed Compound, including but not limited to Developed Compound, in the Territory.

     14. Article 6.1 of the Agreement, under the heading "Confidential Information", is hereby modified to provide in its entirety as follows:

     Subject to the exceptions provided in 6.2 below, (a) all Cortech Know-how, all information that is proprietary to Cortech pursuant to Article 5.1, all Cortech patent applications not otherwise publicly disclosed by Cortech, all reports and related disclosures pursuant to Article 3.2, and all other information which is identified as being confidential which is received by Ono from Cortech, and (b) information which is also identified as confidential and which is received by Cortech from Ono during the term of this Agreement, shall, for a period of ten (10) years after termination of this Agreement, be maintained in confidence by the recipient and shall not be (i) used by the recipient except as expressly permitted by the terms of this Agreement or the parties' further written agreement, or (ii) disclosed to any other person, firm, or agency, governmental or private, without the prior written consent of the other party. In the case of information subject to this Article 6 that is or becomes proprietary to Cortech by the provision of Article 5.1, Ono shall be deemed to be the recipient with respect to such information as confidential information for purposes of determining the application of the terms of this
Article 6.

     15. Article 7.2(b) of the Agreement, appearing under the heading "Research and Milestone Payments", is hereby modified to provide in its entirety as follows:

     Unless earlier terminated as provided herein, Ono shall make the following additional, nonrefundable payments to Cortech in support of the research to be conducted by or on behalf of Cortech under this Agreement:

                               Date of Payment                   Payment
                               ---------------                   -------
          (i)     first anniversary of the Effective Date        $1,375,000
                  ("Second Year Commencement")

          (ii)    date six months after Second Year              $1,375,000
                  Commencement


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          (iii)   or before October 17, 1996                     $1,500,000

          (iv)    second anniversary of the Effective Date       $1,475,000
                  ("Third Year Commencement").


     16. Article 7.3 of the Agreement, under the heading "Developed Compound Identification Payment", is hereby deleted in its entirety.

     17. Notwithstanding anything provided in the Agreement to the contrary, Cortech shall have no responsibilities to perform research or development activities related to or in connection with the Project subsequent to September 14, 1997.

     18. Exhibit A of the Agreement pertaining to Cortech's Responsibilities, under the heading "Year Three", is hereby modified in its entirety as follows:

          (a) Continue additional work in the areas of discovery chemistry, biochemistry and plasma level evaluation until September 14, 1997 to identify a compound or series of compounds appropriate for more formal evaluation and development.

          (b) Cooperate reasonably and in good faith, at Ono's expense, to support patent prosecution with respect to Licensed Compound(s), and candidates for selection as Licensed Compounds, in the Territory.

     19. Exhibit A of the Agreement, under the heading "Ono Responsibilities", is hereby modified in its entirety as follows:

          (a) Screen selected compounds with regard to IN VIVO biological activity to identify a compound or series of compounds appropriate for more formal evaluation and development

          (b) Evaluate the identified compound or series of compounds with regard to IN VIVO efficacy, pharmacology, pharmacokinetics, absorption, distribution, metabolism, and excretion (ADME), and conduct preliminary formulation and toxicology studies.

          (c) Develop pilot- and commercial-scale chemistry for GLP, toxicology, and other requirements.

     20. It is understood and agreed between the parties that while Section 19 above describes the responsibilities of Ono as contemplated at the time of this Second Amendment's execution, nevertheless Ono shall be permitted the use of its reasonable and good faith judgment in determining the work it shall carry out pursuant to achievement of the Project's objectives subsequent to the date upon which the Second Amendment shall become effective, it being understood that the continued progress of research must inform decisions regarding such work, and that departures from plan may become warranted. In any case, Ono will proceed diligently with work in connection with the Project, and will use its reasonable best efforts to achieve the objectives of the Project. Ono will consult with


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Cortech regarding any departures from work under the Project as planned.

     21. Exhibit A of the Agreement within the section headed "Staffing", is hereby modified in its entirety as follows:

                             [                  ---*---            ]
Headcount              Ph.D.    R.A.      Ph.D.    R.A.      Ph.D.    R.A.

Synthetic Chemistry    [                  ---*---                     ]

Biochemistry           [                  ---*---                     ]

Pharmacology           [                  ---*---                     ]

Modeling               [                  ---*---                     ]

Project Management     [                  ---*---                     ]

Analytical Chemistry   [                  ---*---                     ]

BioPharmaceutics       [                  ---*---                     ]
                     -----------------------------------------------------
                       [                  ---*---                     ]

     22. SECOND AMENDMENT. The Agreement and this Second Amendment, set forth the entire agreement between the parties. This Second Amendment shall upon taking effect be incorporated into and made a part of the Agreement, superseding and replacing in its entirety the First Amendment. All other terms and conditions of the Agreement shall continue in full force and effect, except, in the event any conflict arises between this Second Amendment and the Agreement, this Second Amendment shall take precedence.

     23. COUNTERPARTS. This Second Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                             * CONFIDENTIAL TREATMENT REQUESTED

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers in duplicate originals, one original to be retained by each party hereto.

CORTECH, INC.                              ONO PHARMACEUTICAL CO., LTD.

By /s/ Kenneth Lynn                        By  /s/ Kimiichiro Matsumoto
   -------------------------------------       ---------------------------------
   Mr. Kenneth R. Lynn,                        Mr. Kimiichiro Matsumoto,
   President and Chief Executive Officer       Managing Director, Research and
                                               Development Headquarters

Date    April 22, 1997                     Date   April 23, 1997


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